EXHIBIT 99.1

SinoHub Completes Private Offering, Raising $4.1 Million to Fund Expanding Growth Opportunities

SANTA CLARA and SHENZHEN, China, Feb. 24 /PRNewswire-Asia/ -- SinoHub, Inc. (NYSE Amex: SIHI) today announced that it has entered into a Securities Purchase Agreement for the sale of 1,366,667 shares of Common Stock at a purchase price of $3.00 per share. For each share purchased, investors will also receive a warrant to purchase 0.5 shares of Common Stock at an exercise price of $3.25 per share. SinoHub anticipates issuing warrants to purchase an aggregate of 683,336 shares of Common Stock pursuant to the Securities Purchase Agreement. As required by the Securities Purchase Agreement, at the closing of the stock and warrant sale, SinoHub will enter into a Registration Rights Agreement pursuant to which it will be required to register such shares and the shares underlying the warrants.

Canaccord Adams Inc. is serving as placement agent for the offering.

The consummation of the stock and warrant sale transactions contemplated by the Securities Purchase Agreement are subject to a number of conditions, including the shares having been approved for listing on the NYSE Amex (subject to official notice of issuance).

This press release does not constitute an offer of any securities for sale. The securities to be sold pursuant to the Securities Purchase Agreement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Copies of the documents relating to these transactions, together with a more detailed explanation of the agreements and the terms of the transactions, are being filed by SinoHub with the Securities and Exchange Commission under cover of a Current Report on Form 8-K with date of earliest event reported of February 24, 2010.

About SinoHub

SinoHub, Inc., founded in 2000 by veteran entrepreneur Harry Cochran and electronic component industry veteran Lei Xia to play a part in the electronics revolution in China, provides world-class supply chain management services with transparent information access for participants in the electronic components supply chain in China. SinoHub conducts substantially all of its operations through its wholly-owned subsidiary SinoHub Electronics Shenzhen Limited in the People's Republic of China and its wholly-owned B2B Chips subsidiary, which offers virtual contract manufacturing and currently focuses on the mobile phone market. For more information, visit the company's Web site at http://www.sinohub.com and the B2B Chips Web site at http://www.b2bchips.com ..

Cautionary Statement Regarding Forward-looking Information

The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws. Such statements include, but are not limited to, the company's expectation of taking better advantage of their opportunity. Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, such forward- looking statements. SinoHub undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

    For more information, please contact:

    Falicia Cheng
    Phone: +86-755-2661-1080
    Cell:  +86-135-9017-2001